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                                 EXHIBIT 10(dd)

                              EMPLOYMENT AGREEMENT
                                       OF
                                ADOLFO HENRIQUES


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                                                                  EXHIBIT 10(dd)

                              EMPLOYMENT AGREEMENT


         This Employment Agreement, made and entered this 11th day of January,1998, effective as of the 1st day of February, 1998 (the "Effective Date"), by and between Union Planters Corporation ("UPC"), a Tennessee corporation, Capital Bank ("Capital"), a Florida corporation and a wholly-owned subsidiary of UPC and Adolfo Henriques ("Executive").

         WHEREAS, it is the intention and desire of the parties hereto to enter into a formal agreement whereby Capital will have the benefit of the employment of Executive during the period covered by this Agreement and Executive will have the assurance of such continued employment during the period covered by this Agreement;

         NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, covenants, representations, warranties and agreements of the parties set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

         1.       Employment.

                  (a) Term. Capital hereby agrees to employ Executive and Executive hereby agrees to serve Capital, in accordance with the terms and conditions set forth herein, for an initial period of four (4) years, commencing on the Effective Date of this Agreement, as set forth above; subject, however, to earlier termination as expressly provided herein.

                  The initial four (4) year period of employment shall automatically be extended for two (2) additional years at the end of the initial three year term, and then again after each successive two year term thereafter unless, subject to the provisions set forth below in this Paragraph 1(a), either party hereto shall terminate this Agreement at the end of the initial four (4) year term or at the end of any successive two (2) year term thereafter by giving the other party written notice of the intent not to renew, delivered at least ninety
         (90) days prior to the end of such initial term or successive term; provided, however, that in the event Capital shall elect not to renew this Agreement after the initial four (4) year term in accordance with the provisions of this Paragraph 1(a) and shall give notice of such election not to renew as provided herein, Executive shall be entitled to the compensation set forth in Paragraph 10 hereof.

                  In the event of a Change in Control (as such term is defined in Paragraph 11), the period of employment shall automatically be extended for two (2) additional years, commencing on the date of such Change in Control. Following such two (2) year period, the term of this Agreement shall be governed by the foregoing provisions of this Paragraph 1(a).

                  In the event such notice of intent not to renew is properly delivered subject to the provisions set forth below in this Paragraph 1(a), this Agreement, along with all corresponding rights, duties and covenants, shall automatically expire at the end of the initial term or successive term then in progress.

                  Notwithstanding any other provision of this Paragraph 1(a), if during the term of this Agreement, UPC or any other person or entity takes any step or steps reasonably calculated to effect a Change in Control of UPC, any notice of intent not to renew this Agreement delivered prior thereto shall be null and void, and a notice of intent not to renew this Agreement shall not thereafter be delivered until the later of the date on which (i) UPC or such other person or entity shall have abandoned or terminated its efforts to effect a Change in Control of UPC or (ii) either party hereto shall otherwise be entitled to deliver such notice pursuant to the foregoing provisions of this Paragraph 1(a).

                  (b) Position. Capital shall employ the Executive during the term of this Agreement as the Chief Executive Officer and President of Capital. The Executive shall be responsible to Capital's Board of Directors and in addition, shall report to the Chairman of the Board and Chief Executive Officer of UPC (the "UPC Chairman") and to the President and Chief Operating Officer of UPC (the "UPC President"). Subject to the authority vested in the Capital Board of Directors, the UPC Chairman and the UPC President, the Executive shall have the authority and responsibility for the formulation and execution of the policies of Capital. The Executive may engage in charitable, civic or community activities and, with the prior approval of the UPC Chairman or the UPC President, may serve as a director of any other business corporation. The Executive's office for the performance of his duties under this Agreement shall be located within the greater metropolitan area of Miami, Florida.

         2. Base Salary. As compensation for services to Capital, Capital agrees to pay to Executive the sum of Three Hundred and Thirty Thousand Dollars ($330,000) per annum payable in twenty-four (24) as equal as possible payments, one such payment being made twice


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each month. Such compensation shall be reviewed annually and may be increased annually following each such annual review of the Executive's performance. Such compensation, as it may be increased annually, shall not be decreased during the term of this Agreement.

         3. Benefits. UPC agrees to provide Executive the following benefits, commencing with the Effective Date hereof or as soon thereafter as practicable (all of which shall vest as of the date thereof or at such date or dates as provided in the plan documents establishing such benefits) and continuing for so long as Executive is employed under this Agreement or any extension hereof.

                  (a) Any fringe benefit package presently offered or to be offered in the future generally to the employees of UPC, such as health and dental insurance, disability insurance and participation in the UPC ESOP and 401(k) Plans, on the same basis as offered to other senior executives of UPC participating therein, with the provision that Executive shall be allowed to begin immediate participation in the UPC ESOP and 401(k) Plans and also in the UPC Salary Deferral Program provided for UPC senior executives.

                  (b) An annual paid vacation of not less than four (4) weeks in accordance with UPC's Personnel Policy. At least two (2) weeks of such vacation shall be taken consecutively.

                  (c) Any other benefits generally provided to UPC senior executives as the Board of Directors may, from time to time, approve.

         4. Additional Benefits and Bonuses. In addition to those benefits set forth in Paragraph 3 above, Executive shall receive the following benefits and bonuses:

                  (a) An automobile, commensurate with Executive's position at UPC, together with the maintenance, insurance and upkeep thereof, subject to the approval of the Board of Directors.

                  (b) Reimbursement of membership dues and assessments incurred during the term of this Agreement, in the appropriate social clubs of Executive's choice in accordance with normal policies regarding club dues, subject to the approval of the Board of Directors.

                  (c) An eligibility to participate in UPC's affiliate bank CEO incentive bonus program. Such plan enables a participant to earn a performance bonus each year of up to seventy-five percent (75%) of participant's annual Base Salary which bonus is paid in January following the year in which the bonus is earned. UPC and Capital agree that Executive's bonus following the first year of employment shall not be less than forty percent (40%) of Executive's annual Base Salary. Each year thereafter, said bonus amount shall be determined by the UPC Chairman and the UPC President.

                  (d) Upon the Effective Date hereof, the Executive shall receive an initial grant of three thousand (3,000) restricted shares of UPC Common Stock (the "initial stock"), which stock shall vest pursuant to the guidelines set forth below.

                  (e) Upon the Effective Date hereof, the Executive shall receive an initial grant of options to purchase twelve thousand (12,000) shares of UPC Common Stock (the "initial options"). The Executive shall be considered annually for the grant of additional stock options by the UPC Stock Option Committee on the same basis as other senior executives of UPC. It is anticipated that if the performance of Capital and UPC so merits, and if other senior executives of UPC are granted stock options, the UPC Chairman or the UPC President will recommend that the Executive also be granted stock options.

                  The initial stock described in paragraph 4(d) above and the initial options described in paragraph 4(e) above shall vest in equal portions over four (4) years of the initial term of the Agreement. If, however, Executive elects to voluntarily terminate his employment with Capital without Good Reason at any time prior to the initial stock or the initial options become fully vested, the unvested portion of said initial stock and initial options then remaining as of the termination date shall be cancelled. If at any time during the initial four (4) year term of employment of Executive, there occurs a Change in Control of UPC, Executive is terminated without Cause by Capital, Executive voluntarily terminates in employment hereunder for Good Reason or Executive's employment is terminated due to his death or permanent disability, then the unvested portion of said initial stock and initial options then remaining as of the termination date shall automatically be vested. In the event of any of the above occurrences, all unexercised initial options granted in accordance with Paragraph 4(e) shall be exercisable as follows: (i) immediately upon the Effective Date of a Change in Control of UPC (ii) by the Executive for one (1) month following termination of employment of the Executive by Capital without Cause or by the Executive for Good Reason, (iii) by the Executive's executor, administrator or personal representative, as the case may be, for not less than one (1) year following termination of employment of the Executive due to his death or (iv) by the Executive or his legal representative at any time prior to the expiration of the term of the option following termination of the employment of the Executive for permanent disability.


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                  (f)      Payment of or reimbursement for premiums maintaining
         insurance coverage on the life of Executive, such coverage to be in an amount not less than Two Million Dollars ($2,000,000).

         5. Expenses. Executive is authorized to incur necessary and customary expenses in connection with the business of Capital. Capital will pay or reimburse Executive for such expenses upon presentation by Executive of the appropriate records which verify such expenses in accordance with normal expense policies.

         6. Termination. This Agreement shall terminate upon the first to occur of the following:

                  (a)      The expiration of the term provided for in Paragraph
         1;

                  (b)      The death of the Executive;

                  (c) The permanent disability of Executive, as defined in Paragraph 8;

                  (d) Termination of the employment of Executive by Capital "for Cause," as defined in Paragraph 9;

                  (e) Termination of the employment of the Executive by Capital without Cause or by the Executive for Good Reason, as described in Paragraph 10; and

                  (f) Termination of employment of the Executive by the Executive without Good Reason, provided that Executive shall give at least ninety (90) days prior written notice of termination. Capital reserves the right to accelerate Executive's termination under this provision; provided that in the event of termination of employment of the Executive without Good Reason, Capital shall pay to the Executive:

                           (1) accrued Base Salary through the date of the termination of his employment;

                           (2) any annual bonus owing but not yet paid for any fiscal year ended on or before the Executive's termination of employment; and

                           (3) any other benefits to which the Executive is entitled upon his termination of employment with Capital, in accordance with the terms of the plans and programs of UPC, including the right to exercise options which shall have vested prior to such termination, which right shall continue for a period of not less than one (1) month following such termination of employment.

         The only event which will justify termination of the employment of the Executive by Capital without payment of severance and other benefits by Capital is termination by Capital "for Cause," as specified in Paragraph 6(d). In the event of Executive's death, nothing contained in this Paragraph 6 shall be construed to abrogate the obligations of Capital to Executive's personal representative or heirs, as the case may be, with respect to all rights which shall have accrued prior to termination.

         7. Noncompetition. During the term of this Agreement as specified in Paragraph 1(a) hereof or for a period of one (1) year from the date of any voluntary termination of this Agreement by the Executive without Good Reason, the Executive covenants and agrees that: (a) the Executive shall not, directly or indirectly, on his own behalf, or as an employee, representative, or agent of a third party, by ownership of any type of interest in any business enterprise or by any other means whatsoever, engage in any business or activities which are competitive with Capital's business (a "Competitor's Business") within the State of Florida or become associated with or render services to a Competitor's Business; and (b) the Executive shall not, directly or indirectly, call upon or solicit any customers of Capital or any presently existing affiliate for any purpose or business that is competitive with Capital's business. For the purposes of this paragraph, the term "Competitor's Business" shall apply only to such businesses or activities conducted by a competitor of Capital within the State of Florida.

         Nothing in this Paragraph 7 shall prohibit the Executive from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) a passive owner of not more than two (2) percent of the outstanding stock of any class of a corporation, so long as the Executive has no active participation in the business of such corporation.

         8.       Death or Disability.


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         (a)      In the event of the termination of the employment of the
Executive due to his death, his executor, administrator or other personal representative) shall receive:

                  (1) accrued Base Salary through the date of the termination of the Executive's employment;

                  (2) any annual bonus owing but not yet paid for any fiscal year ended on or before the Executive's termination of employment and any prorated annual bonus for the fiscal year in which such termination shall occur, the amount of which shall be determined in good faith by the UPC Chairman or the UPC President based on appropriate performance factors and criteria and, if an annual bonus shall have been awarded to the Executive for any fiscal year prior to the fiscal year in which such termination shall occur, such prorated annual bonus shall be determined on a basis consistent with the determination of the amount of the annual bonus most recently awarded to the Executive; and

                  (3) any other benefits to which the Executive is entitled upon his termination of employment with Capital due to his death, in accordance with the terms of the plans and programs of UPC, including the vesting of all initial stock and unexercisable options pursuant to UPC's 1992 Stock Incentive Plan, as amended (the "Stock Incentive Plan").

         (b) As used in Paragraph 6(c), "permanent disability" shall mean six (6) months of continuous disability. Disability shall be deemed "continuous" if Executive, by reason of mental or physical health, is unable to perform the essential functions of his position with or without reasonable accommodation. Upon such termination, the Executive shall receive:

                  (1) accrued Base Salary through the date of the termination of his employment;

                  (2) any annual bonus owing but not yet paid for any fiscal year ended on or before the Executive's termination of employment and any prorated annual bonus for the fiscal year in which such termination shall occur, the amount of which shall be determined in good faith by the UPC Chairman or the UPC President based on appropriate performance factors and criteria and, if an annual bonus shall have been awarded to the Executive for any fiscal year prior to the fiscal year in which such termination shall occur, such prorated annual bonus shall be determined on a basis consistent with the determination of the amount of the annual bonus most recently awarded to the Executive; and

                  (3) any other benefits to which the Executive is entitled upon his termination of employment with Capital due to his permanent disability, in accordance with the terms of the plans and programs of UPC, including the vesting of all unexercisable options pursuant to the Stock Incentive Plan.

         In the event of any dispute regarding the existence of the Executive's incapacity hereunder, the matter shall be resolved by the determination of a physician qualified to practice medicine in the State of Florida to be selected by the UPC Chairman or the UPC President. The Executive shall have the right to require a second opinion from a physician qualified to practice medicine in the State of Florida as selected by the Executive. If the initial and second opinions are inconsistent, the matter shall be resolved by a third opinion from a physician qualified to practice medicine as selected by agreement between the UPC Chairman or the UPC President and the Executive. For purposes of this Paragraph 8, the Executive shall submit to appropriate medical examinations. Thirty (30) days notice of termination for permanent disability shall be given in writing, stating the bases upon which such termination is made.

         9. Termination for Cause. As used in Paragraph 6(d), termination "for Cause" shall be deemed to have occurred if Capital gives notice in writing, delivered to the Executive and providing ten (10) calendar days, from the date of delivery of the notice, within which the Executive has the opportunity to cure, if possible, any of the following conduct while an employee of Capital:
(1) will and knowing dishonesty in communication of any kind on any material subject for any purpose either to Capital or to any person or entity for or on behalf of Capital; (2) theft, embezzlement, false entries on records, misapplication of funds or property, misappropriation of any asset, any conduct resulting in conversion of any kind, or any actual or constructive fraud; (3) at any time during employment at Capital, imparting Confidential Information, whether proprietary or non-proprietary, resulting in a material adverse effect upon Capital or UPC to any person other than (i) an authorized employee (as such term is defined in Paragraph 13) of Capital; or (ii) as required by law, regulation or order of any court or regulatory commission, department or agency or (iii) as part of a confidential communication to an attorney; (4) gross neglect of duty or willful refusal to perform his duties of employment at Capital; (5) conduct involving moral turpitude which results in public disgrace for which there is probable cause to believe that, if criminally prosecuted, such conduct would be adjudged felonious; or (6) receiving, during the term of this Agreement, compensation, income, or a future interest in or future entitlement to compensation, or income, from any person or entity who or which is engaged in the same or substantially the same business as Capital in the same product, service or geographical market, except stock dividends and/or Capital gains from passive investments in financial institutions by Executive made in the ordinary course of business and as part of Executive's investment portfolio. However, Cause shall not be deemed to exist


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merely because of a difference of opinion between Executive and Capital, or any employees, directors or officers of Capital, as to philosophy of management or other personal beliefs.

         If Capital terminates the Executive's employment for Cause, he shall be entitled to:

                  (1) accrued Base Salary through the date of the termination of his employment;

                  (2) any annual bonus owing but not yet paid for any fiscal year ended on or before the Executive's termination of employment for Cause; and

                  (3) any other benefits to which the Executive shall be entitled upon his termination of employment with Capital, in accordance with the terms of the plans and programs of UPC, including the right to exercise options which shall have vested prior to such termination, which right shall terminate upon such termination of employment.

         Notwithstanding anything to the contrary contained in this Agreement, if, following a termination of the Executive's employment for Cause, an arbitrator appointed pursuant to Paragraph 17, or a court of competent jurisdiction in a final determination, determines that the Executive was not guilty of the conduct that formed the basis for the termination, the Executive shall be entitled, as damages for breach of this Agreement, to the payments and the economic equivalent of the benefits he would have received had his employment been terminated by Capital without Cause.

         10. Termination by UPC without Cause or by the Executive for Good Reason. As stated in Paragraph 6(e) hereof, Executive's employment may be terminated by Capital without Cause. In addition, the Executive may voluntarily terminate his employment with Capital for Good Reason. For purposes of this Agreement, "Good Reason" shall mean any material breach of this Agreement by Capital, including but not limited to, (1) any reduction in Executive's Base Salary or incentive opportunities, (2) any reduction in benefits to which the Executive shall be entitled under the plans and programs of UPC (unless such reduction is made at least six months prior to a Change in Control (as such term is hereinafter defined) and is equally applicable to all senior executives of UPC, including the Executive), (3) any reduction in the Executive's employment responsibilities or in his office or title before or after a Change in Control,
(4) any change resulting in Executive directly reporting to anyone other than the Board of Directors of Capital Bank, the UPC Chairman and the UPC President;
(5) the Executive's relocation from the greater metropolitan area of Miami, Florida or (6) the failure of UPC to obtain the written assumption of this Agreement by (i) any successor of UPC or transferee of the assets of UPC or (ii) any successor of UPC or transferee of the assets of UPC following a Change in Control. Upon termination of the employment of the Executive by Capital without Cause or the voluntary termination of such employment by the Executive for Good Reason, the Executive shall receive:

                  (1) accrued Base Salary through the date of the termination of his employment;

                  (2) any annual bonus owing but not yet paid for any fiscal year ended on or before the Executive's termination of employment and any prorated annual bonus for the fiscal year in which such termination shall occur, the amount of which shall be determined in good faith by the UPC Chairman or the UPC President based on appropriate performance factors and criteria and, if an annual bonus shall have been awarded to the Executive for any fiscal year prior to the fiscal year in which such termination shall occur, such prorated annual bonus shall be determined on a basis consistent with the determination of the amount of the annual bonus most recently awarded to the Executive; and

                  (3) any other benefits to which the Executive is entitled upon his termination of employment with Capital, in accordance with the terms of the plans and programs of UPC, including the vesting of all initial stock, stock grants, and unexercisable options pursuant to the Stock Incentive Plan;

                  (4) a lump sum amount equal to the greater of (i) Executive's Base Salary due for the remainder of the terms of this Agreement then in effect or (ii) two (2) times the Executive's Base Salary and two (2) times the annual bonus to which the Executive is entitled for the fiscal year in which such termination shall occur, annualized for a full fiscal year, as determined in good faith by the UPC Chairman or the UPC President based on appropriate performance factors and criteria; provided, that if an annual bonus or bonuses shall have been awarded to the Executive for a fiscal year or years prior to the fiscal year in which such termination shall occur, the bonus amount so determined shall not be less than two (2) times the average of the annual bonuses awarded to the Executive for the two most recent fiscal years in which the annual bonuses were awarded to the Executive (or two (2) times the amount of the annual bonus previously awarded to the Executive if only one annual bonus was previously awarded to the Executive); and provide further, that if any such prior annual bonus was prorated for a partial fiscal year, the amount of such prior annual bonus shall be annualized for a full fiscal year for purposes of determining such bonus amount;


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                  (5)      all benefits set forth in Paragraphs 3 (relating to
         health and dental insurance), 4(a) and 4(b) hereof for a period of two
         (2) years following such termination date on the same terms and to the same extent as if the Executive were still employed by UPC.

         Any dispute which may arise pursuant to this Paragraph 10 concerning whether a termination of the employment of the Executive by Capital is without Cause or whether a voluntary termination of employment by the Executive is for Good Reason shall be resolved by an arbitrator appointed pursuant to Paragraph 17.

         11. Termination following a Change in Control. If a Change in Control, as hereinafter defined, occurs during the term of this Agreement and within two (2) years after such Change in Control, Executive's employment shall be terminated for reasons other than Cause as described in Paragraph 9 hereof, or if following such Change in Control, the Executive terminates his employment for Good Reason, then Executive shall receive:

                  (1) a lump sum equal to the greater of (i) Executive's Base Salary due for the remainder of the term of this Agreement then in effect or (ii) two (2) times Executive's then current Base Salary,

                  (2) any annual bonus owing but not yet paid for any fiscal year ended on or before the Executive's termination of employment and any prorated annual bonus, based on an annual bonus equal to seventy-five percent (75%) of the Executive's then current Base Salary for the fiscal year in which such termination shall occur;

                  (3) any other benefits to which the Executive is entitled upon his termination of employment with Capital, in accordance with the terms of the plans and programs of UPC, including the vesting of all initial stock, stock grants, and unexercisable options pursuant to the Stock Incentive plan;

                  (4) all benefits set forth in Paragraph 3 (relating to health and dental insurance), 4(a) and 4(b) hereof for a period of two
         (2) years following such termination date on the same terms and to the same extent as if the Executive were still employed by Capital.

         Any dispute which may arise pursuant to this Paragraph 11 concerning whether a termination of employment of the Executive by Capital is without Cause or whether a voluntary termination of employment by the Executive is for Good Reason shall be resolved by an arbitrator appointed pursuant to Paragraph 17.

         A "Change in Control" of UPC shall be deemed to have occurred, without limitation, if:

                  (a) Any person becomes the beneficial owner, directly or indirectly, of 50% or more of the outstanding shares of any class of voting stock issued by UPC;

                  (b) Any appropriate regulatory authority has given a required approval to the acquisition or control of UPC by any person, and such acquisition or control has formally closed or occurred;

                  (c) During any period of twelve (12) consecutive months, individuals who at the beginning of such period constitute UPC's Board of Directors cease, for any reason to constitute at least a majority of the Board, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period; or

                  (d) A plan of reorganization, merger, consolidation, sale of all or substantially all the assets of UPC or similar transaction is consummated in which either (I) UPC is not the resulting entity or (ii) UPC is the resulting entity and, immediately after such transaction, less than 50% of the then outstanding shares of voting stock of UPC is beneficially owned, directly or indirectly, by all or substantially all of the individuals or entities who were the beneficial owners of the outstanding voting stock of UPC immediately prior to such transaction in substantially the same proportions relative to each other.

         12. Non-Disclosure. For a period of five (5) years after the date of any termination or expiration of this Agreement, Executive will not disclose any information deemed Confidential Information, except (i) to a person who is an authorized employee (as such term is defined in Paragraph 13), (ii) as required by law, regulation or order of any court or regulatory commission, department or agency or (iii) as part of a confidential communication to an attorney. If Executive shall attempt to disclose the Confidential Information or any part or parts thereof in a manner contrary to the terms of this Agreement, Capital shall have the right, in addition to other remedies which may be


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available to it, to injunctive relief enjoining such acts or attempts, it being acknowledged that legal remedies are inadequate. This provision shall survive termination of this Agreement for the five (5) year period above provided.

         13. Definition of Confidential Information and Authorized Employee. Confidential information means any information not disseminated by Capital to the general public (including identity of customers, clients, business contacts, suppliers of goods and/or services, and any transaction by or between such person or entities and Capital) and which Executive used or knew of because of his employment at Capital, including specific information about methods not generally employed in the industry at large and which are used or known to be contemplated for use in the future by UPC for the purpose of gaining proprietary advantage over competitors; provided, however, that Confidential Information shall not include general knowledge of skills and techniques acquired or improved as a result of the employment experience at Capital. Authorized employee means with respect to Capital, members of the Capital Board of Directors; the Chief Executive Officer; the President; Executive Vice Presidents; immediate supervisors; a fellow employee on a need-to-know basis only; and any Capital employee in the course of the performance of the Executive's duties pursuant to this Agreement. Executive shall be entitled at all times to disclose Confidential Information to his personal attorney on a confidential basis and as may otherwise be required by law.

         14. Assignment. The rights and obligations of Capital and Executive (except Executive's obligation to perform services) under this Agreement shall inure to the benefit of and shall be binding upon their respective successors, if any.

         15. Execution of Agreement. The execution of this Agreement shall be final upon signing by UPC, Capital and the Executive and shall not require the approval or ratification of any Committee or of the Board of Directors.

         16. Entire Agreement. This Agreement contains the entire agreement between the parties and supersedes all prior discussions, understandings and commitments, if any, whether oral or written. This Agreement cannot be amended or modified except by subsequent written agreement signed by all of the parties. In agreeing that this Agreement may not be changed in any way except by a written and executed document, the parties knowingly waive and give up any constitutional right which they may otherwise have to amend or modify this Agreement by some means other than in writing. Finally, any agreement between Capital and Executive which concerns any subject dealt with by this Agreement shall be considered an amendment or modification of this Agreement and not an agreement separate from this Agreement.

         17. Arbitration. Any dispute or controversy between Capital and the Executive, whether arising out of or relating to this Agreement, the breach of this agreement, or otherwise, shall be settled by arbitration in Memphis, Tennessee administered by the American Arbitration Association, with any such dispute or controversy arising under this Agreement being so administered in accordance with its Commercial Rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of Capital and the Executive. Notwithstanding any choice of law provision included in this Agreement, the United Stated Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision.

         18.      Director and Officers Liability; Indemnification.

                  (a) In an action at law or in equity, or in any administrative proceeding arising during the term hereof, or for a period of five years hereafter, which is brought against Executive in his representative capacity as an officer of Capital, or against him in his personal capacity but related to his employment hereunder, Capital shall, to the fullest extent permitted by the laws of the State of Tennessee, indemnify the Executive for, and hold the Executive harmless against, all claims, liabilities, losses, damages and expenses arising from or in connection with such action or preceding, and Capital shall be responsible for the payment of all reasonable attorney's fees of Executive in taking such defensive actions as he deems necessary or appropriate. Capital represents there are no state or federal banking violations, investigations pending, or otherwise, of which Capital is aware that might give rise to any claim against the Executive.

                  (b) In furtherance and not in limitation of the provisions of Paragraph 18(a), Capital agrees that it shall, to the fullest extent permitted by the laws of the State of Florida, indemnify Executive for, and hold the Executive harmless against, all claims, liabilities, losses, damages and expenses (including attorneys' fees) arising from or in connection with the hiring of employees or retaining of consultants or agents does not violate (1) any instruction of Capital given to the Executive prior to the Executive taking any action in connection therewith or (2) any agreement or understanding to which the Executive is a party of which Capital is not aware.

         19. Controlling Law. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the federal law of the United States of America, and in the absence of controlling federal law, in accordance with the laws of the State of Tennessee.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.



                                                 EXECUTIVE

                                            /s/ Adolfo Henriques
                                  ----------------------------------------------
                                            Adolfo Henriques


                                       UNION PLANTERS CORPORATION

                                  By:        /s/ Jackson W. Moore
                                     -------------------------------------------
                                       Jackson W. Moore, President and COO





                                                 CAPITAL BANK

                                  By:            /s/ Jackson W. Moore
                                     -------------------------------------------
                                                 Jackson W. Moore
                                                 Interim CEO


                                       8